Exhibit 99.4

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements are based on the separate historical financial statements of Investar Holding Corporation (“Investar”) and Cheaha Financial Group, Inc. (“Cheaha”) and are adjusted to give effect to the April 1, 2021 acquisition of Cheaha.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 is presented as if the merger with Cheaha and the transactions that occurred therewith had occurred on March 31, 2021. The unaudited pro forma condensed combined income statements for the year ended December 31, 2020 and the three months ended March 31, 2021 are presented as if the merger and transactions that occurred therewith had occurred on January 1, 2020. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

The acquisition has been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805 - Business Combinations. Under the acquisition method of accounting, the total purchase consideration of the acquisition is allocated to the tangible assets and identifiable intangible assets and liabilities assumed based on their relative fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets is recorded as goodwill. The purchase price allocation is preliminary because valuation of the net tangible and identifiable intangible assets is still being finalized. Accordingly, the pro forma adjustments related to the purchase price allocation and certain other adjustments are preliminary and have been made solely for the purpose of preparing the unaudited pro forma condensed combined financial statements. The estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date).

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved if Investar and Cheaha had been a combined company during the period presented. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined statement of operations does not reflect any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined companies.

These unaudited pro forma condensed combined financial statements should be read in conjunction with Investar’s historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as well as Cheaha’s historical consolidated financial statements and related notes for the year ended December 31, 2020 which are included as Exhibit 99.2 to this Current Report filed on Form 8-K/A.

INVESTAR HOLDING CORPORATION

PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2021

(Amounts in thousands)

(Unaudited)

	Historical
	Investar Holding Corporation	Cheaha Financial Group Inc.	Pro Forma Adjustments		Pro Forma Combined

ASSETS
Cash and cash equivalents	99,467	49,179	(41,067)	(1)	107,579
Available for sale securities	301,433	60,378	334	(2)	362,145
Held to maturity securities	11,966	15	—		11,981
Loans	1,845,970	121,372	(1,308)	(3)	1,966,034
Less: allowance for loan losses	(20,423)	(1,344)	1,344	(4)	(20,423)
Net loans	1,825,547	120,028	36		1,945,611
Mortgage loans held for sale	—	331	—		331
Other equity securities	16,763	211	—		16,974
Bank premises and equipment, net	56,631	3,875	1,636	(5)	62,142
Other real estate owned, net	1,518	—	—		1,518
Accrued interest receivable	12,868	837	—		13,705
Goodwill	28,144	—	11,270	(6)	39,414
Other intangible assets	3,857	—	848	(7)	4,705
Bank owned life insurance	39,131	3,023	—		42,154
Other assets	10,631	204	(107)	(8)	10,728
Total assets	$2,407,956	$238,081	$(27,050)		$2,618,987

LIABILITIES
Deposits:
Noninterest-bearing	$515,487	$103,988	$—		$619,475
Interest-bearing	1,494,393	101,921	1,077	(9)	1,597,391
Total deposits	2,009,880	205,909	1,077		2,216,866
Advances from Federal Home Loan Bank	82,500	—	—		82,500
Repurchase agreements	4,274	—	—		4,274
Subordinated debt, net of unamortized issuance costs	42,920	—	—		42,920
Junior subordinated debt	5,962	3,093	(764)	(10)	8,291
Accrued taxes and other liabilities	14,169	1,542	174	(11)	15,885
Total liabilities	2,159,705	210,544	487		2,370,736

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	248,251	27,537	(27,537)		248,251
Total liabilities and stockholders’ equity	$2,407,956	$238,081	$(27,050)		$2,618,987

See accompanying notes to the unaudited pro forma condensed combined financial statements.

INVESTAR HOLDING CORPORATION

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the three months ended March 31, 2021

(in thousands, except share data)

(Unaudited)

	Historical
	Investar Holding Corporation	Cheaha Financial Group Inc.	Pro Forma Adjustments		Pro Forma Combined

Interest and fee income	$22,969	$2,586	$95	(12)	$25,650
Interest expense	3,335	298	(66)	(13)(14)	3,567
Net interest income	19,634	2,288	161		22,083
Provision for loan losses	400	—	—		400
Net interest income after provision for loan losses	19,234	2,288	161		21,683
Noninterest income	2,365	525	—		2,890
Noninterest expense	14,809	2,476	(908)	(15)(16)(17)	16,377
Income before income tax expense	6,790	337	1,069		8,196
Income tax expense	1,430	143	224	(18)	1,797
Net Income	$5,360	$194	$845		$6,399

Earnings per share:
Basic earnings per share	$0.51	$0.38			$0.61
Diluted earnings per share	0.51	0.38			0.61

Average common shares outstanding
Basic	10,509,468	513,332	(513,332)		10,509,468
Diluted	10,567,173	513,332	(513,332)		10,567,173

See accompanying notes to the unaudited pro forma condensed combined financial statements.

INVESTAR HOLDING CORPORATION

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the year ended December 31, 2020

(in thousands, except share data)

(Unaudited)

	Historical
	Investar Holding Corporation	Cheaha Financial Group Inc.	Pro Forma Adjustments		Pro Forma Combined

Interest and fee income	$93,794	$10,129	733	(12)	$104,656
Interest expense	20,260	1,781	(467)	(13)(14)	21,574
Net interest income	73,534	8,348	1,200		83,082
Provision for loan losses	11,160	—	—		11,160
Net interest income after provision for loan losses	62,374	8,348	1,200		71,922
Noninterest income	12,096	1,161	—		13,257
Noninterest expense	57,131	6,188	302	(15)(16)	63,621
Income before income tax expense	17,339	3,321	898		21,558
Income tax expense	3,450	599	189	(18)	4,238
Net Income	$13,889	$2,722	$709		$17,320

Earnings per share:
Basic earnings per share	$1.27	$5.30			$1.60
Diluted earnings per share	1.27	5.30			1.59

Average common shares outstanding
Basic	10,850,936	542,500	(542,500)		10,850,936
Diluted	10,865,847	542,500	(542,500)		10,865,847

See accompanying notes to the unaudited pro forma condensed combined financial statements.

INVESTAR HOLDING CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

Effective April 1, 2021, Investar Holding Corporation (NASDAQ: ISTR) (“Investar”), the holding company for Investar Bank, completed its acquisition of Cheaha Financial Group, Inc. (“Cheaha”), the holding company for Cheaha Bank, in Oxford, Alabama. The acquisition was completed pursuant to the terms of the Agreement and Plan of Reorganization (the “Reorganization Agreement”), dated January 21, 2021, by and among Investar, Cheaha, Investar Bank and High Point Acquisition, Inc., a Louisiana corporation and wholly-owned subsidiary of Investar (“Merger Subsidiary”). Pursuant to the Reorganization Agreement, the Merger Subsidiary was merged with and into Cheaha, with Cheaha as the surviving corporation. Immediately following the initial merger, Cheaha was merged with and into Investar, with Investar as the surviving corporation, and then Cheaha Bank was merged with and into Investar Bank, with Investar Bank as the surviving bank. The mergers took place in immediate succession.

Under the terms of the Reorganization Agreement, each of the issued and outstanding shares of Cheaha common stock was converted into and represents the right to receive $80.00 in cash from Investar. In the aggregate, Cheaha’s shareholders received approximately $41.1 million in cash consideration as a result of the merger.

The unaudited pro forma condensed combined balance sheet and statements of income, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with Cheaha occurred on January 1, 2020 for purposes of the unaudited pro forma condensed combined statement of income and on March 31, 2021 for the purposes of the unaudited pro forma condensed combined balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statement of income, as if it had been effective during the entire period.

The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of Cheaha at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein will likely be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after completion of a final analysis to determine the fair values of Cheaha’s tangible and identifiable intangible assets and liabilities as of the closing date and any differences could be material.

NOTE 2. PRO FORMA ADJUSTMENTS

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current valuations, estimates and assumptions that are subject to change and such change could be material.

1. Cash consideration paid to the shareholders of Cheaha.

2. Fair value adjustment on investment securities available for sale based on quoted market prices or prices quoted for similar financial instruments.

3. Adjustment represents the fair value adjustments of loans. The purchase accounting adjustment for the acquired loan portfolio is based on (1) current market interest rates and (2) Investar’s initial evaluation of credit deterioration identified in Cheaha’s loan portfolio.

4. Adjustment reflects elimination of Cheaha’s historical allowance for loan losses. Purchased loans acquired in a business combination are required to be recorded at fair value and the recorded allowance of the acquired company may not be carried over.

5. Adjustment reflects the fair value of fixed assets acquired.

6. Goodwill of $11.3 million was recorded as a result of the total purchase price paid by Investar and the fair value of assets purchased exceeding the fair value of liabilities assumed.

7. Adjustment represents the recognition of the fair value of acquired core deposit intangible. The core deposit intangible is calculated as the present value of the difference between a market participant’s cost of obtaining alternative funds and the cost to maintain the acquired deposit base.

8. Adjustment represents adjustments to other assets, including deferred taxes associated with the adjustments to record the assets and liabilities of Cheaha at fair value.

9. Adjustment reflects the fair value premium on time deposits which was calculated by discounting future contractual payments at a current market interest rate.

10. Adjustment represents the fair value discount adjustment to trust preferred long-term debt obligations.

11. Adjustment to other liabilities, including accounts payable and deferred taxes associated with the adjustments to record the assets and liabilities of Cheaha at fair value.

12. Interest income on loans was adjusted to reflect the amortization of the loan premium and the accretion of the credit discount on a level-yield method over the estimated remaining terms to maturity of the loans acquired.

13. Interest expense on deposits was adjusted to reflect the amortization of the time deposit fair value premium over the remaining life of the deposits. The estimated amount of the amortization is $85,000 for the three months ended March 31, 2021 and $541,000 for the year ended December 31, 2020.

14. Interest expense on borrowings was adjusted to reflect the amortization of the fair value adjustment to the trust preferred long-term debt obligations. The estimated amount of the amortization is $19,000 for the three months ended March 31, 2021 and $74,000 for the year ended December 31, 2020.

15. Represents the amortization of the core deposit intangible over an estimated useful life of ten years using the sum of the years digits method assuming the merger closed on January 1, 2020. The estimated amount of the amortization is $36,000 for the three months ended March 31, 2021 and $135,000 for the year ended December 31, 2020.

16. Adjustment represents the additional depreciation expense related to the fair value of fixed assets acquired. The estimated amount of additional depreciation is $42,000 for the three months ended March 31, 2021 and $167,000 for the year ended December 31, 2020.

17. Adjustment represents the elimination of historical nonrecurring transaction costs of $986,000 incurred during the three months ended March 31, 2021 that directly related to the Cheaha acquisition.

18. Adjustment represents the net federal tax effect of the pro forma adjustments using Investar’s statutory tax rate of 21%.

NOTE 3. PRO FORMA ALLOCATION OF PURCHASE PRICE

The following table shows the pro forma allocation of the consideration paid for Cheaha’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction.

Purchase price:
Cash paid	$41,067

Identifiable assets:
Cash and cash equivalents	49,208
Investment securities	60,938
Net loans	120,395
Bank premises and equipment	5,511
Core deposit intangible	848
Bank owned life insurance	3,023
Other assets	905
Total identifiable assets	240,828

Identifiable liabilities:
Deposits	206,986
Notes payable	2,329
Other liabilities	1,716
Total identifiable liabilities	211,031

Net assets acquired	29,797
Resulting goodwill	$11,270